UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hillenbrand, Inc.
(Name of Registrant as Specified In Its Charter)

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Explanatory Note: Commencing January 24, 2019, Hillenbrand, Inc. (the “Company”) sent the following communication to certain shareholders, which may be used by officers, directors, and employees of the Company to communicate about Proposal 1 (Election of Directors) for the upcoming 2019 Annual Meeting of shareholders to be held on February 14, 2019:

Supplemental Information Regarding Proposal 1 (Election of Directors)

As a shareholder, you should have received the proxy statement for the Company’s 2019 Annual Meeting of Shareholders, scheduled for February 14, 2019.  In the proxy statement, the Company’s Board of Directors (the “Board”) recommended a vote “For” Proposal No. 1 — the election of Gary L. Collar, Joy M. Greenway, Daniel C. Hillenbrand, and F. Joseph Loughrey (collectively, the “Director Nominees”) to the Board.

To our disappointment, proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”) recently issued a report containing certain conclusions that led ISS to recommend withholding support for three of the Director Nominees — Messrs. Collar and Loughrey and Ms. Greenway.  In contrast, proxy advisory firm Glass, Lewis & Co., Inc. has recommended voting “For” each of the Director Nominees.

ISS’s report indicates that its recommendation is based on a policy of withholding support for members of a company’s governance committee if the company’s governing documents do not permit shareholders to amend its bylaws — which ISS deems a “governance failure.”  ISS did not recommend withholding support for the fourth director on the ballot, Daniel C. Hillenbrand, because he was recently appointed to the Board.

Notwithstanding ISS’s policy, we believe a vote “For” our Director Nominees is appropriate for the reasons set forth below.

1.              The Board believes that the Company’s existing governance structure is appropriate and in the best interest of shareholders, and that our governing documents do not reflect a “governance failure” that warrants a withhold recommendation.

Indiana law provides that a corporation’s bylaws may be amended only by its board of directors, unless specified otherwise in its articles of incorporation (“Indiana’s Default Position”).  Because the Company’s Articles of Incorporation (“Articles”) do not specify otherwise, only our Board may amend our Bylaws (“Bylaws”).  Despite the language of ISS’s policy, which focuses on restrictions present in a company’s governing documents, we believe ISS’s withhold recommendation inappropriately penalizes the Company for failing to deviate from Indiana’s Default Position.

Our Board believes it would not be in the best interest of our shareholders to amend our Articles to deviate from Indiana’s Default Position.  First, the Board believes that our current structure encourages anyone seeking to make changes to our governance structure to engage with the Board, thus affording the Board time to appropriately vet such proposals and providing a degree of protection against potentially coercive or otherwise inappropriate action.  In addition, our Board believes that Indiana’s Default Position protects against the increased uncertainty and potentially significant expense that could be triggered in the event a shareholder sought change without engaging with the Board.

Notably, our current governance structure as it pertains to this issue has been in place since the Company’s incorporation, and ISS itself has recognized our commitment to good governance by awarding the Company high marks on its QualityScore metric.  Prior to releasing its recent report, ISS for years had consistently given Hillenbrand a governance QualityScore of “2” — the second-highest possible score.  In addition, the Company has a history of submitting material governance changes to our shareholders for a vote: most recently, proposals relating to a majority vote requirement for director nominees and an exclusive forum for adjudication of disputes were both submitted to, and approved by, our shareholders.  Furthermore, nothing in the Company’s governing documents prohibits shareholders from proposing amendments to our Articles.

For the reasons set forth above, we do not believe our governing documents reflect a “governance failure” that warrants a withhold recommendation.  Nevertheless, our Board remains committed to good corporate governance, and the Company plans to discuss this issue with ISS and other advisors following the upcoming Annual Meeting, to consider whether to make any changes that are consistent with “best practices” and create shareholder value.

2.              The Board believes that the election of the Director Nominees is in the best interest of shareholders.

As discussed in greater detail in our proxy statement filed with the SEC on January 2nd, the Director Nominees were recommended by the Company’s Nominating/Corporate Governance Committee based on their broad business experience and knowledge of the industries in which we compete, among other reasons.  The Board believes that it is in the best interest of shareholders and the Company that the Director Nominees serve on the Board.

For the foregoing reasons, we urge you to vote “For” Proposal No. 1 — the election of Gary L. Collar, Joy M. Greenway, Daniel C. Hillenbrand, and F. Joseph Loughrey to the Board.

If you have any questions, you may direct them to the Company’s Investor Relations Department at (812) 931-5001.